Exhibit 2.2

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER
BY AND AMONG
LAURIER INTERNATIONAL, INC.,
ARNO THERAPEUTICS, INC.
AND
LAURIER ACQUISITION, INC.

THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (the "First Amendment") is made by and between LAURIER INTERNATIONAL, INC., ARNO THERAPEUTICS, INC. AND LAURIER ACQUISITION, INC. (collectively, the “Parties”), and is dated as of the 12th day of May, 2008.

BACKGROUND

A.  The Parties have previously entered into that certain Agreement and Plan of Merger dated as of March 5, 2008. (the “Merger Agreement”).

B. Pursuant to the terms of the Merger Agreement, the Parties agreed that either Parent or Arno (as defined in the Merger Agreement) had the right to terminate the Merger if the Merger shall not have been consummated by April 15, 2008 (the “Outside Date”), subject to the right of Arno to unilaterally extend the Outside Date on Notice to Parent. Arno did, in fact, provide such notice and the Outside Date was previously extended to May 15, 2008.

C. The Parties now desire to extend the Outside Date to May 31, 2008.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1. Amendment to Merger Agreement. The Merger Agreement is hereby amended by substituting the following in lieu of the current language of paragraph 7.1(b) of the Merger Agreement:

“(b)by either Parent or Arno if the Merger shall not have been consummated by May 31, 2008 (such date, being the “Outside Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1 shall not be available to any party whose action or failure to act has been a principal cause of, or resulted in the failure of, the Merger to occur on or before such date if such action or failure to act constitutes a breach of this Agreement; or”

2. In all other respects, the Merger Agreement remains unchanged and continues in full force and effect.

[Signatures are on the following page]

IN WITNESS WHEREOF, the Parties hereto have caused this First Amentment to be executed by their duly authorized respective officers as of the date first written above.

ARNO THERAPEUTICS, INC.

By:	/s/ David M. Tanen
Name:	David M. Tanen
Title:	Secretary

LAURIER INTERNATIONAL, INC.

By:	/s/ Thomas W. Colligan
Name:	Thomas W. Colligan
Title:	President

LAURIER ACQUISITION, INC.

By:	/s/ Thomas W. Colligan
Name:	Thomas W. Colligan
Title:	President